Exhibit 99.1

Immunovant Provides Update on Graves’ Disease Development Program

•High dose batoclimab achieved 76% response rate in patients uncontrolled on antithyroid drugs (ATDs) at week 12

•High dose batoclimab achieved 56% ATD-free response rate in patients uncontrolled on ATDs at week 12

•Strong correlation observed between degree of IgG lowering and clinical outcomes yields potential best-in-class and first-in-class opportunity for IMVT-1402 in Graves’ Disease (GD)

•Real world claims data indicates 25-30% of Graves’ Disease patients per year are uncontrolled on ATDs with minimal to no existing therapeutic options representing an attractive commercial opportunity with limited competition

•IND cleared with initiation of IMVT-1402 pivotal trial in GD expected by calendar year end

NEW YORK, September 9, 2024 -- Immunovant, Inc. (Nasdaq: IMVT), a clinical-stage immunology company dedicated to enabling normal lives for people with autoimmune diseases, today reported positive results from the Phase 2a trial of batoclimab in Graves’ Disease. Immunovant also disclosed data from several proprietary market research studies that showed a consistent unmet need among ATD treated patients who are intolerant to, uncontrolled on or relapsed after ATDs. Finally, Immunovant also announced alignment with the U.S. Food & Drug Administration (FDA) and Investigational New Drug Application (IND) clearance with initiation of a pivotal trial of IMVT-1402 in GD expected by December 31, 2024.

As previously disclosed, the batoclimab phase 2a trial in uncontrolled GD enrolled patients who were hyperthyroid despite ATD therapy. Participants in the trial received 12 weeks of high dose batoclimab, 680 mg weekly by subcutaneous injection (SC) followed by 12 weeks of lower dose batoclimab, 340 mg weekly SC. At the end of the first 12 weeks, participants experienced a mean IgG reduction of 77% leading to a 76% Response rate (defined as T3 and T4 falling below the upper limit of normal (ULN) without increasing the ATD dose). In addition, by the end of 12 weeks of higher dose batoclimab, 56% achieved an ATD-Free Response (defined as T3 and T4 falling below the ULN and the patient simultaneously tapering completely off their ATD). Despite benefiting from a lower starting IgG level after 12 weeks of 680mg therapy, during Weeks 13 to 24, the lower 340mg dose of batoclimab resulted in mean IgG reduction of 65% (vs. 77% on 680mg dose) with a correspondingly lower responder rate of 68%. In addition, a lower ATD-Free Response rate of 36% was also observed in the second 12 weeks. Finally, patients who achieved at least a 70% IgG reduction at the end of the trial had nearly a threefold higher ATD-Free Response rate than those who did not (60% vs. 23%).

“We are thrilled to share these updates today which we believe validate a large and important degree of unmet medical need in patients uncontrolled on ATDs and which we believe demonstrate strong response rates in this same population,” said Pete Salzmann, M.D., chief executive officer of Immunovant. “We find the correlation between clinical response and IgG lowering impressive and believe this creates not only a potential first-in-class but also a potential best-in-class opportunity for IMVT-1402. We are very pleased to have aligned with the FDA on a pivotal trial design that we expect to initiate by the end of the year.”

Webcast Details

Immunovant will host a webcast at 8:00 a.m. ET today to discuss these updates. Please click here to register for the event. The live webcast will also be available under the News & Events section of Immunovant’s website. A replay of the event and presentation will be available immediately following the event.

About Immunovant, Inc.

Immunovant, Inc. is a clinical-stage immunology company dedicated to enabling normal lives for people with autoimmune diseases. As a trailblazer in anti-FcRn technology, the Company is developing innovative, targeted therapies to meet the complex and variable needs of people with autoimmune diseases. For additional information on the Company, please visit immunovant.com.

Forward-Looking Statements

This press release contains forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws. The use of words such as “can,” “may,” “might,” “will,” “would,” “should,” “expect,” “believe,” “estimate,” “design,” “plan,” “anticipate,” “intend,” and other similar expressions are intended to identify forward-looking statements. Such forward looking statements include, but are not limited to, statements regarding the potential benefits of IMVT-1402’s unique product attributes and potential first-in-class and best-in-class profile; the expected initiation of a pivotal trial of IMVT-1402 in GD and the timing thereof; and the potential commercial opportunity of IMVT-1402 as a treatment for GD. All forward-looking statements are based on estimates and assumptions by Immunovant’s management that, although Immunovant believes to be reasonable, are inherently uncertain. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that Immunovant expected. Such risks and uncertainties include, among others: Immunovant may not be able to protect or enforce its intellectual property rights; initial results or other preliminary analyses or results of early clinical trials may not be predictive of final trial results or of the results of later clinical trials; the timing and availability of data from clinical trials; the timing of discussions with regulatory agencies, as well as regulatory submissions and potential approvals; the continued development of Immunovant’s product candidates, including the number and timing of the commencement of additional clinical trials; Immunovant’s scientific approach, clinical trial design, indication selection, and general development progress; future clinical trials may not confirm any safety, potency, or other product characteristics described or assumed in this press release; any product candidate that Immunovant develops may not progress through clinical development or receive required regulatory approvals within expected timelines or at all; Immunovant’s product candidates may not be beneficial to patients, or even if approved by regulatory authorities, successfully commercialized; the potential impact of macroeconomic and geopolitical factors on Immunovant’s business operations and supply chain, including its clinical development plans and timelines; Immunovant’s business is heavily dependent on the successful development, regulatory approval, and commercialization of IMVT-1402 and/or batoclimab; Immunovant is at various stages of clinical development for IMVT-1402 and batoclimab; and Immunovant will require additional capital to fund its operations and advance IMVT-1402 and batoclimab through clinical development. These and other risks and uncertainties are more fully described in Immunovant’s periodic and other reports filed with the Securities and Exchange Commission (SEC), including in the section titled “Risk Factors” in Immunovant’s Form 10-Q filed with the SEC on August 6, 2024, and Immunovant’s subsequent filings with the SEC. Any forward-looking statement speaks only as of the date on which it was made. Immunovant undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Contact:
Renee Barnett, MBA
Chief Financial Officer
Immunovant, Inc.
info@immunovant.com